Exhibit 99.1

For immediate release:	Contacts:	Paul Fitzhenry
November 21, 2005		Pfizer Inc
(212) 733-4637

Pam Murphy
Incyte Corporation
(302) 498-6944

PFIZER AND INCYTE ENTER COLLABORATIVE RESEARCH AND LICENSE AGREEMENT FOR THE DEVELOPMENT AND COMMERCIALIZATION OF CCR2 ANTAGONISTS

Pfizer Gains Worldwide Development And Commercialization Rights Across A Broad Range Of Indications

Incyte May Receive Up To $803 Million In Payments And Retains Rights In Multiple Sclerosis And An Additional Undisclosed Indication

NEW YORK, NY, and WILMINGTON, DE, November 21 —  Pfizer Inc, (NYSE: PFE) and Incyte Corporation (NASDAQ: INCY) announced today that the two companies have entered into a global collaborative research and license agreement for the development, manufacture and marketing of novel oral CCR2 antagonists.

Under the agreement:

•                  Pfizer gains exclusive worldwide development and commercialization rights to Incyte’s portfolio of CCR2 antagonist compounds, the most advanced of which is currently in Phase IIa studies in rheumatoid arthritis and insulin-resistant obese patients.  Pfizer’s rights extend to the full scope of potential indications, with the exception of multiple sclerosis and one other undisclosed indication, where Incyte retains exclusive worldwide rights, along with certain compounds.  Incyte will not have obligations to Pfizer on pre-clinical development candidates it selects for pursuit in these indications.

•                  Incyte will receive an upfront payment of $40 million and will be eligible to receive additional milestone payments of up to $743 million for the successful development and

-more-

commercialization of CCR2 antagonists in multiple indications, as well as royalties on worldwide sales.

•                  Pfizer will purchase $20 million in convertible subordinated notes, with $10 million to be issued within 20 days after the effective date of the agreement and another $10 million to be issued after Incyte files an Investigational New Drug Application in a retained Incyte indication. The notes will bear no interest and will be convertible into Incyte common stock at a premium.

•                  Pfizer will also provide research funding to Incyte to support the continued expansion of the CCR2 compound portfolio.

The agreement is subject to antitrust review and approval, and other standard closing conditions.

“This transaction is a further step in our strategy to augment Pfizer’s internal research and development efforts with high-potential, externally sourced product candidates and technologies,” said Martin Mackay, Pfizer Senior Vice President Worldwide Research and Technology.  “We are excited about Incyte’s CCR2 antagonist program and its potential use in treating a range of chronic diseases with significant unmet medical need.”

Paul A. Friedman, M.D., President and CEO of Incyte, stated: “Our CCR2 antagonist program has the potential to generate multiple products in a variety of major indications, and Pfizer, with its unique breadth of capabilities, is ideally positioned to maximize the value of the program to patients.  The deal structure, which provides for us to retain certain compounds for our independent pursuit in two potentially high-value specialty indications, supports our efforts to build a leading drug discovery and development company.  We look forward to working with Pfizer to realize the full potential of our first internally-developed program.”

About CCR2 Antagonism

The chemokine receptor CCR2 has a central role in the establishment and maintenance of chronic inflammatory processes.  CCR2 and its primary ligand, MCP-1, represent a critical signaling pathway for the recruitment of peripheral blood monocytes to sites of immune-mediated inflammation, where they become inflammatory macrophages.  Macrophages are among the predominant cell types found at sites of chronic inflammation, and clinical observations show a close correlation between lower macrophage burden, reduced severity of disease, and improved outcomes in rheumatoid arthritis.  There is a growing body of evidence that the presence of inflammatory macrophages contributes to the pathogenesis of numerous other disorders, and positive effects of blockade of the CCR2/MCP-1 axis have been shown in animal models of rheumatoid arthritis, multiple sclerosis, diabetes, atherosclerosis, neuropathic pain and inflammatory bowel disease.

About Pfizer

Pfizer Inc discovers, develops, manufactures and markets leading prescription medicines, for humans and animals, and many of the world’s best-known consumer brands.

About Incyte

Incyte Corporation is a Wilmington, Delaware-based drug discovery and development company with a growing pipeline of oral compounds to treat HIV, inflammation, cancer and diabetes.  The company’s most advanced product candidate, dexelvucitabine, DFC (formerly Reverset) is an oral, once-a-day therapy in Phase IIb clinical development to treat patients with HIV infections.  The company’s lead internal compounds include INCB3284, a proprietary oral CCR2 antagonist that is in Phase II development for a number of inflammation-driven diseases, and INCB7839, a proprietary oral sheddase inhibitor that is in Phase I development as a potential treatment for cancer.  Incyte has several other early drug discovery programs underway in the areas of cancer, inflammation, diabetes and HIV.

Forward Looking Statements

PFIZER DISCLOSURE NOTICE: The information contained in this release is as of November 21, 2005. Pfizer assumes no obligation to update any forward-looking statements contained in this release as the result of new information or future events or developments.

This release contains forward-looking information about an agreement between Pfizer Inc. and Incyte Corporation and about possible product candidates that may be developed from Incyte’s portfolio of compounds and the potential benefits of such product candidates. This information involves substantial risks and uncertainties including, among other things, the satisfaction of conditions to closing the agreement; the uncertainties inherent in research and development activities; decisions by regulatory authorities regarding whether and when to approve any drug applications for product candidates that may be developed from Incyte’s portfolio of compounds as well as their decisions regarding labeling and other matters that could affect the commercial potential of any such product candidates; and competitive developments.

A further list and description of risks and uncertainties can be found in Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and in its reports on Form 10-Q and Form 8-K.

INCYTE DISCLOSURE NOTICE: Except for the historical information contained herein, the matters set forth in this press release, including statements with respect to the purchase of convertible subordinated notes, the potential indications and benefits of CCR2 antagonist compounds, and the potential benefits from and payments under the agreement, are all forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the satisfaction of conditions to closing the agreement and the sale of the convertible subordinated notes, the high degree of risk associated with drug development and clinical trials, results of further research and development, the impact of competition and of technological advances, and other risks detailed from time to time in Incyte’s filings with the Securities Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005. Incyte disclaims any intent or obligation to update these forward-looking statements.

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